Contact:  Stephen J. Morello
          Vice President, Public Relations/Corp. Communications
          (914) 244-7717


           Ed Zschau Elected to the Board of Directors of The Reader's Digest Association, Inc.


PLEASANTVILLE, N.Y., January 8, 1999--The Reader's Digest Association, Inc. today announced the election of Ed Zschau, professor, former computer executive and former Congressman, to its Board of Directors. Mr. Zschau, 59, who resides on Nantucket Island, Massachusetts, was elected at the Board's meeting today.
     Mr. Zschau currently serves as both Professor of Management at Harvard University and a visiting professor in the Department of Electrical Engineering at Princeton University. Prior to joining the Harvard faculty in 1996, he was general manager of IBM's Storage Systems Division from 1993 to 1995.
     After earning his A.B. at Princeton and M.B.A., M.S., and Ph.D. degrees at Stanford, Mr. Zschau began his teaching career in 1965 first at Stanford and then at Harvard. From 1968 to 1982 he was the founder and chief executive officer of System Industries, Inc., a Silicon Valley computer company. Mr. Zschau left the company in 1982, after taking it public. He was elected to the U.S. House of Representatives in 1982, representing the Silicon Valley region until 1986, when he campaigned unsuccessfully for the U.S. Senate as the Republican nominee.
     In 1987 he became a general partner in Brentwood Associates, a Los Angeles venture capital firm, and in 1988 he was elected Chairman and CEO of Censtor Corporation, a company founded by Brentwood to develop advanced magnetic recording components for disk drives.

     Thomas O. Ryder, chairman and chief executive officer of Reader's Digest, said "We welcome Ed to our Board of Directors at this critical time in the life of Reader's Digest. He brings skills and experiences which are at once diverse and in every way relevant to the strengths and challenges of our company. He is experienced in global economic matters. He has managed through a period of significant change and turnaround while at IBM. He has an unparalleled grasp of the potential that technology and the Internet pose for Reader's Digest, and he has the zeal and imagination of a true entrepreneur."
     Mr. Zschau is the second director to join the Reader's Digest Board in recent months. Lawrence R. Ricciardi, IBM senior vice president and general counsel, was elected to the Board in August.
     The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. Global headquarters is located in Pleasantville, N.Y.